Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

BYLAWS OF ON SEMICONDUCTOR CORPORATION

The undersigned, being the duly elected, qualified, and acting Secretary of ON Semiconductor Corporation (the “Corporation”), hereby certifies that Sections 3 of ARTICLE II of the Bylaws of the Corporation were amended by the Board of Directors, effective February 16, 2012, to read in their entirety as follows:

SECTION 3. VOTING. Each stockholder entitled to vote in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Corporation and these By-Laws may vote in person or by proxy by the stockholder or by his or her duly authorized attorney-in-fact. If a quorum is present, the affirmative vote of a majority of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote thereat shall be the act of the stockholders, unless the vote of a greater or lesser number of shares of stock is required by law, the Amended and Restated Certificate of Incorporation of the Corporation or these By-Laws.

A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Except as otherwise provided by these Bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Article II, Section 3, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election).

In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the incumbent director shall promptly tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee, or such other committee designated by the Board of Directors pursuant to these Bylaws, shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account such committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results. The committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.

If the Board of Directors accepts a director’s resignation pursuant to this Article II, Section 3, or if a nominee for director is not elected and the nominee is not an incumbent director, then the resulting vacancy may be filled pursuant to Article NINTH, Section 2 of the Amended and Restated Certificate of Incorporation of the Corporation.

/s/ George H. Cave
George H. Cave
Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary